Exhibit 99.1

SB Financial Group

Q2, 2021, Earnings Conference Call

Tuesday, July 27, 2021, 11:00 AM Eastern

CORPORATE PARTICIPANTS

Sarah Mekus - Investor Relations

Mark Klein - Chairman, President and Chief of Staff

Tony Cosentino - Chief Financial Officer

Jon Gathman - Senior Lending Officer

PRESENTATION

Operator

Good morning and welcome to the SB Financial Second Quarter, 2021, Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks by management and then open up the conference to the investment community for questions and answers.

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah Mekus

Thank you. Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me, today, are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ, materially, from those expressed or implied on our call, today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review.

SB Financial undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call.

In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah, and good morning, everyone. Welcome to our second quarter, 2021, conference call and webcast. Briefly reviewing some highlights for the quarter, which included a small mortgage servicing rights impairment of roughly $100,000, would include net income of $3.8 million, up $100,000, or 3%, over the prior year quarter.

On a year-to-date basis, when adjusted for the non-GAAP impact in ‘21 and ‘20, net income was $8.8 million, up $860,000, or nearly 11%.

Return on average assets, 1.13%; pre-tax pre-provision ROA for the quarter 1.39%; net income, net interest income of $9.2 million was up 3.2% from the prior year.

The slight decrease in interest income was supplemented by a nearly 42% reduction in interest expense.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

Loan balances from the linked quarter rose $2.4 million and when we adjust for PPP balance, were up $21.9 million, or 11%, on an annualized basis. Compared to the prior year, net of PPP, loans were essentially flat.

Deposits declined from the linked quarter by $29 million but were up over $100 million from the prior year. Expenses were down $600,000, or 5% over the prior year quarter, due to lower mortgage commissions and merger costs in the prior year.

Mortgage origination volume for the quarter was $165 million, down over $58 million, or 26% year-over-year.

Asset quality metrics remain strong, both in the prior year and the linked quarter and our level of 46 basis points of non-performing assets remains strong. We achieved a significant milestone in the quarter, as all clients that were on COVID-related forbearances have now returned to full paying status. Tangible book value is now up to $17.26 per share.

And finally, we had a successful subordinated debt raise that closed. The $20 million in debt capital certainly prepares us, quite well, for potential growth opportunities.

We continue to believe that our laser focus on those five key strategic initiatives that we have discussed for a number of quarters will continue to lead to top quartile peer group performance.

Revenue diversity and growth, of course, more scale in a larger footprint, certainly more services in those households with our client base, which leads to more scope. Delivering technology and excellence in our operations and communications with our clients is a key, and of course, the foundation of all high-performing banks asset quality.

First, revenue diversity a bit. This quarter, mortgage volume and loan sale gains were down from the prior year, 26% on volume and 48% on gains. For the last 12 months, we delivered nearly $700 million in total mortgage origination volume.

Columbus region delivered 61%; Northwest Ohio, approximately a third; and 6% from Northeast and Central Indiana. Our volume continues to be bolstered by our newer PCG fixed rate, 15-year fixed then to a 1-year variable product that we underwrite and book in-house. Closed to-date in this new first quarter, 2021, product is $33 million and the pipeline of another $24 million.

Our metropolitan market of Columbus accounted for 64% of this PCG activity, which would include volume, and of course, the pipeline.

Non-interest income decreased to $6.5 million from the prior year quarter of $8.6 million but is up over $6.6 million for the year, primarily, due to a year-to-date variance of over $6 million in servicing rights impairment.

The current quarter includes a mortgage servicing impairment, as I mentioned, of $100,000, compared to an impairment of $1.1 million, last year. Non-interest income to total revenue remained strong at 42% and 2% of our average assets.

Peak Title, our affiliate, continue to take market share with another strong quarter. This business line is a great complement to our residential lending strategy, as they will be, clearly, the impetus to leverage technology to deliver a fully integrated electronic closing, soon.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

We continue to seek outgrowth opportunities for this fee-based division across our entire footprint. Our Wealth Management team achieved a significant milestone, this quarter. Total assets under management now at over $600 million represents a $106 million increase in assets under management, or 21.4% improvement over the prior year, while providing $950,000 revenue for the quarter, a 23% increase over the prior year.

With regard to scale, loan growth certainly showed improvement in the quarter, compared to the pandemic headwinds that nearly all banks encountered, including ours in the last 15 months.

From the linked quarter, loan balances were up by $2.3 million. And when we adjust for the rapidly declining PPP balances, linked quarter growth was nearly $22 million. PPP activities are winding down for calling officers as they have witnessed a shift in the conversations with their clients to include expansion and opportunity from that of liquidity and safety. We join our clients’ optimism and feel the economy will continue to grow as demand expands, supply chains improve, and interest rates remain accommodated.

Our pipelines reflect this optimism, as we currently have over 216 loan requests for over $155 million.

Our recent expansion into Edgerton, Ohio, market that we’ve discussed somewhat in the past, our fifth office in Williams County, has been well received.

After just three months, we have over 100 transactional deposit accounts for over $1.5 million and loan balances now of $4.5 million, with another $4 million in the pipeline. We’re pleased with our de novo expansion.

Our overall deposit base declined from the linked quarter as both our retail and business clients began to open up their lives and businesses to reflect the change in pandemic status. We still will have significant liquidity, which was supplemented by the debt raise that we closed in the quarter, as I mentioned earlier.

Although we did not have an imminent need, we felt that the pricing and the opportunity to build a stronger balance sheet was critical for our long-term growth initiatives.

Third, more scope. We ended the quarter with $35 million in PPP loans outstanding, with $7 million remaining from the $84 million we originated in the first phase and $28 million from the recently initiated Phase 2.

We now have just 30 of our original 692 Phase 1 loans that have not yet applied for forgiveness following 9 of our 451 Round 2 loans, have been forgiven.

This quarter, we expanded our number of households, and we continue to have great potential to expand our balance sheet further.

As our services per household in this and of current footprint remain well below three, due in part to our rapid rise in single-service mortgage households, we fully intend to onboard these new households with multiple touches.

Additional operational excellence remains the fourth theme. We encountered headwinds in our mortgage business line during this quarter. Refinance activity was down $65 million from the prior year, or 45%, and the reduced inventory available for sale continued to constrain most of our market production.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

The level of purchase and construction volume, this quarter, at 51% of our total volume, was the highest percentage we have achieved since well before the pandemic.

Expense levels for the quarter that Tony will touch more in greater detail were down from the prior year, although mainly as a result of a significant one-time merger cost that we realized second quarter of last year.

We are continuing on the path of reinvestment in technology that we mentioned in prior quarters to improve our client experience and interaction. We’re well aware of the need to improve our digital platform and allow our clients to reach us through multiple channels.

We have also moved aggressively in a number of our rural markets to capture market share from the regional banks, stepping away from their traditional end-market role of using their digital platform as an end market substitute, where clearly, we continue to use the digital dimension as a complement to our client-centric brand.

Fifth and final asset quality, at quarter end, as I indicated in my opening remarks, we had zero loans in COVID forbearance, which obviously could portend a different approach to reserve levels, as we begin to see growth in our home portfolio, now.

Coverage of our non-performing loans, which is a metric that I continue to believe is a key measurement for a healthy banking environment, now eclipsed the 300% mark at the end of the quarter, even with an overall delinquency at an all-time low of 0.41%.

We continue to believe that our disciplined approach, the lending during the good times has helped our client base withstand the unknown effects of the imminent downturn.

Our profitability in the past four quarters has also enabled us to continue to build a healthy reserve level now to 1.56% of total loans for a year-over-year increase, up 41%, just in case we witness a slowing economy.

Now, I would like to turn it over to Tony Cosentino, our CFO, for some detailed remarks on our performance. Tony?

Tony Cosentino

Thanks Mark. Good morning again, everyone. Again, for the quarter, we had GAAP net income, as Mark indicated, of $3.8 million, or $0.52 per diluted share.

Some of the highlights in the quarter, operating revenue was down $1.8 million, or 10.3%, as mortgage gains on the lower activity was off nearly $3.9 million or 48%. We were, however, able to offset that large mortgage variance with higher wealth and deposit fees, which were both up 23%.

Loan sales delivered gains of $4.3 million--mortgage, small business and agriculture. Margin revenue was up 3.2% due to the decline, continued decline in funding costs, which were lower by over $700,000. The acceleration from PPP forgiveness offset a portion of the core decline in interest income.

Now, we want to break down, further, the second quarter income statement, starting with margin. Average loan yield for the quarter of 4.61%, decreased by 7 basis points from the prior year. It was down just 1 basis point from the linked quarter.

Overall, earning asset yields were down 70 basis points to the prior year, due to the change in mix of the balance sheet and down 31 basis points from the linked quarter. Loan yields were impacted by the fees from the PPP portfolio, which were $651,000, compared to $1.2 million from the linked quarter.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

We still have $1.6 million in unamortized fees of the original $4.9 million from both phases of the PPP initiative. We continue to expect the large majority of these fees will be realized, within this fiscal year.

On the funding side, we again reduced the cost of our interest-bearing liabilities from the prior year. For the quarter, the rate on our interest-bearing liabilities was 44 basis points, which is down from the prior year by 44%, and down from the linked quarter by 6 basis points.

Net interest margin at 2.94% was down 38 basis points from the prior year but remained flat to the linked quarter, due to the negative impact of excess cash and restraints on our ability to increase loan growth.

Total interest expense costs were down by 42% from the prior year and down again 7% from the linked quarter. When we exclude the impact of PPP fees from both years, the second quarter margin would decline 14 additional basis points to 2.80%.

And on a year-to-date basis, our GAAP margin of 3.07% would be reduced for the PPP impact by 21 basis points to 2.8%.

Total non-interest income was down $2.1 million, or 24% from the prior year, reflecting lower mortgage origination volume and the $1.1 million negative swing in servicing rights. As I discussed last quarter, gain on sale yields had reached the high end in the first quarter, and we will not see those levels, nor the levels we realized in 2020, again.

Gain on sale yield for mortgage sales this quarter was 3.6%, which is a strong historical level, but well off the high 4% range that we took to the bottom line in 2020. Coupled with the lower level of sales due to the private client strategy we have discussed, has made annual comparisons of our mortgage operation challenging.

Our servicing portfolio does continue to grow and is now at $1.32 billion and provided revenue for the quarter of $830,000. Market value of our mortgage servicing rights declined slightly, this quarter, with a calculated fair value of 84 basis points. This fair value was up 19 basis points from the prior year, but down 2 basis points from the linked quarter.

We now have a servicing rights balance of $10.7 million and remaining temporary impairment of $2.3 million. We are hopeful that a continued slight rise in the rate curve and a slowdown in prepayment speeds will allow us to recapture this remaining balance yet, this year.

As Mark indicated, total operating expenses this quarter were down $600,000, or 5%, compared to the prior year and were flat to the linked quarter. The prior year quarter included $1.2 million in costs related to the Edon merger. And when we adjust the prior year for these merger expenses, operating costs would be up $655,000, or 6.3%.

Now, as we turn to look at the balance sheet, loan outstandings at June 30, 2021, stood at $850.5 million, which was 65% of the total assets of the company. As we have discussed, deposit levels continue to be above our expectations and have certainly impacted total asset growth.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

Absent what has been some loan growth, we have reallocated cash balances to supplement our investment portfolio. And that portfolio of $217 million is now up $108 million, or nearly 100% from the prior year.

Looking at our capital position, we finished the quarter at $144 million, up $6.1 million, or 4.4%, from June 30, 2020. And our equity to asset ratio stands at 11%, or 11.3%, when we exclude the remaining PPP balances.

On a per share basis, tangible book value was up $2.25 per share from the prior year, or 15%. And the buyback that we had announced continued at a brisk pace in the quarter with 215,000 shares repurchased at an average price, slightly above tangible book value.

With our market price at 107% of tangible book, our shares are still well undervalued in our opinion, and repurchasing aggressively at these prices is an effective strategy.

The reduction in non-performing loans to 51 basis points reflects not only improved quality in our loan portfolio, but also the movement of a large credit into OREO. We are in the process of marketing this property and hopeful as the economy reopens, we will realize the full appraised value.

As we said, we decided to forego any additional provision for the quarter, as we feel the significant increase in our reserve that we achieved in 2020, and in the first quarter of 2021, now puts us at the appropriate level.

Classified loans are down over 21%, and net charge-offs for the quarter were minimal at $20,000.

Now, I’m going to turn the call back over to Mark.

Mark Klein

Thank you, Tony. I want to conclude my remarks by acknowledging our recent dividend announcement we made, last week, of $0.11 per share, which is a 21% payout ratio and a dividend yield of approximately, 2.4%.

We continue to identify opportunities to enhance shareholder value and, certainly, one that includes dividends, and a constant deliberate return of capital to our shareholders in the form of stock buybacks, as Tony mentioned.

I will now turn the call back to Sarah for questions from our audience.

Sarah Mekus

Thank you, Mark. Now we are ready for our first question. And while we’re waiting for additional questions, I would like to remind you that today’s call will be accessible on our website at ir.yourstatebank.com.

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you are using a speaker phone, please pick up your handset, before pressing the keys.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

If at any time, your question has been addressed and you would like to withdraw your question, please press star, then two. As a reminder, if you have a question, please press star, then one, to be joined to the queue.

And our first question, today, comes from Selena Xia with Janney Montgomery Scott. Please go ahead.

Selena Xia

Hi, good morning.

Mark Klein

Good morning.

Selena Xia

I’m asking questions for Brian Martin. The first one is, what’s your outlook of mortgage production and its gain on sale margin?

Mark Klein

Mortgage production for this year is certainly going to be low the prior year. Again, we discussed the trailing 12 months here, at that $700 million pace.

Tony can give us some additional color. But I would think that we would, hopefully, come into that $500 million to $550 million number this year, given the pace that we’re on, absent any aberrations in the 10-year treasury yield. Yields are still very accommodative to our borrowers.

As we have mentioned in prior quarters and certainly this quarter, the inventory levels have remained quite constrained, which is going to have an effect on our volume. And of course, we’ve had a very robust refinancing opportunity to last a year, or two.

And that has begun to slow a bit. And further--and finally, as we mentioned, the 15.1 that we’ve begun to underwrite on a private client basis for our higher-end clientele and some of our urban markets have, certainly, shored up the balance, which, again, will not come to us in the form of loan sale gains, but rather in loan balance growth.

We’re optimistic that we’ve begun to play, literally, on both sides of that equation. But I would say, ultimately, this year will probably be off maybe 20% from that, which we realized the prior year. Tony, any additional comment?

Tony Cosentino

Yeah, Mark, that’s good color, there. If you look at our mortgage business, we’ve done about $321 million, thus far this year, versus $325 million for the first half of 2020. Interestingly, we’ve done about 9.5% less actual mortgage units.

Our dollar item per ticket has gone up to about $236,000 average loan size. I would suspect our third quarter mortgage volume will be down, call it, 10% to 12% from the second quarter of 2021. I would think that, that 5.25 to 5.75 type range for the full year as we look at 2021 is a pretty accurate number, as we sit here today, looking at our pipeline.

On the yield side, you also asked about, Selena, I think we’re going to continue to see gain on sale yields probably decline about 15 basis points, over the prior quarter, I would guess, through the first quarter of 2022. And then it will start to stabilize.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

We’ll probably end up at a stabilized range of probably 2.85 to 2.75 somewhere in the first quarter of 2022 and stay in that range, going forward

Selena Xia

Thanks for the color. Next question is about the loan growth. This quarter has been really nice, what’s your outlook for, the loan growth in your pipeline, going forward?

Jon Gathman

This is Jon. I think you’re right. I think the second quarter began a nice trend for us. As we look at the third quarter, we’re very optimistic.

There’s still a lot of cash out there providing headwinds that the government has supplied borrowers. But with a combination of low interest rates and an improving economy, and hopefully, a little bit of an improving supply chain, a lot of our clients are looking to borrow. They just can’t get the materials they need to build or do a machine or whatever they’re looking to do.

If we can get a combination of some of those, I feel really good about our prospects in the third quarter. If you look at our loan growth, commercial real estate all through the pandemic, continue to grow and continue to grow and had a very nice second quarter.

We would expect that trend to continue. We get some improvement back in the C&I through the supply chain and people using up cash or paying down something else, or better yet, buying an investment. I think we’re in good shape. As Tony mentioned in the web call, pipeline is as strong now as it’s been in probably a year and a half-two years.

Selena Xia

Okay, sounds great. Would you expect the net interest margin to increase? As you mentioned, the interest rate has been pretty low.

Tony Cosentino

Yeah, I think as we look at NIM going forward, I think Q3, we’ll start to see a much larger acceleration of our Phase 2 PPP fees. I think that’s going to provide a boost. We had a big first quarter of PPP fees down fairly significantly here in Q2. Q3, it will get back up. We have $1.5 million remaining on the Phase 2 PPP fees, and I would suspect Jon will take a big portion of those, there.

As Jon said, we got a fairly large total pipeline, and I would think we’re going to fund $30-plus million of that in the next 60 days, which is a pretty strong level of funding growth for us in a 60-day period. I think that’s going to be additive to margin.

We continue to be very aggressive on the funding side. We’ve seen that clients have been not okay, but not moving large amounts of deposits out, even as we’ve moved rates down, fairly aggressively. But we’ll see how that potentially may turn, going forward.

Mark Klein

I think--Selena, this is Mark. I think it’s safe to say, and Jon can confirm this, but literally, the conversations with our C&I, clients as well as some CRE clients have changed from again, safety and restraint to optimism and, potentially, leverage. Because once that liquidity gets levered two, three, four plus times, there’s going to be more opportunities. I think we’re seeing that in our pipeline, as we speak today.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

Selena Xia

Okay, thanks. As you mentioned liquidity, do you expect the deposit inflow to slow down, as so many products have remained in the balance?

Mark Klein

Just a high-level comment, Tony can clean this up. But again, we’ve taken another bite out of another rural market. We think there’s a lot of opportunities, not only just from a household growth, but a little more scope in every household.

But we continue to see a lot of larger regionals. Assume that they can attract clients in rural markets with, again, the digital platform as a substitute. We’re using that as a lever to get into household, as a complement.

We think they will continue. But as Jon mentioned, the real wild card here is the optimism that might emerge from the market and whether anyone is going to continue to want to constrain that loss of liquidity or whether they want to go to the other end of the spectrum and leverage that liquidity.

I think that’s a big key. But generally speaking, we’ve been mildly aggressive on the CD side, maybe just mildly extending the maturities a bit, just in case rates do go the other way in the midst of impending inflationary fears.

We’ve tried to hedge that a bit. But clearly, on the asset side, we remain asset sensitive. But that world might be changing just a little bit, as we change the mix in our balance sheet.

Comments, Tony?

Tony Cosentino

Yeah, I think we saw a $30 million decline in total deposits this quarter, really the first decline we’ve had in, gosh, five, six quarters. I would suspect we’ll probably see a similar decline here in Q3, and then it will start to stabilize a bit.

I just think the consumer is going to spend a little bit of the money that they have in their DDA accounts. And we’ve seen some of our businesses start to spend a little bit of their liquidity, and I think that’s going to be reflective of our balance sheet, as well.

Selena Xia

Okay. I see. Are you going to use up all these excess liquidity in the loan production? Or what’s your outlook for this?

Mark Klein

I am sorry, I didn’t get the question there. Could you repeat the question?

Selena Xia

Sure. Are you using up most of the excess liquidity on loan production, or what’s your plan for that?

Mark Klein

Well, right now, as Tony mentioned, the investment sign’s up, dramatically, not where we would like it. But we’re pretty disciplined, as I mentioned, and that’s one of the reasons we have the asset quality and a total of $20,000 losses in loan losses, to date.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern

We really like our asset quality positioning, and we’re pretty stingy with who we loan our money to. That liquidity is eventually going to be deployed, prudently. And again, if you just take a $100 million growth, plus or minus, and you lever that three times by our clients, which is mild leverage in our estimation, that could yield a growth of 25% in our balance sheet.

As our clients remain optimistic and begin to deploy that liquidity to other opportunities, we think that’s going to order our benefit. And we will move that liquidity over to the asset side of the balance sheet in loans with higher-yielding loans, albeit with an asset-sensitive balance sheet, increasing with, we think, potential market increases in rates, someday.

Selena Xia

Okay, got it. Thanks for the color. The last question is about the reserves. For this quarter, there’s no provision, despite the loan growth. What’s your outlook of reserve ratio, going forward?

Tony Cosentino

Yeah, this is Tony. As we look at this quarter, net of PPP, our allowance at 163 versus 122 a year ago, up 34%. Given our COVID deferrals and lack of actual losses, I think we’re, as Mark said in the call, well prepared for any downside.

I think we’ll be prudent, as we go forward with our loan growth and how we manage our allowance levels, relative to loan growth. But I wouldn’t think we’d be, dramatically, different from our current stance about where we are from a percentage standpoint, somewhere in that 1.4 to 1.5 type range.

Selena Xia

Okay. I really appreciate that. Thanks.

Tony Cosentino

Thank you.

Mark Klein

Thank you.

Operator

As a reminder, if you have a question, please press star, then one, to be joined into the queue. This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark Klein

Yeah, once again, thanks, everyone, for joining. I’m excited about what the next quarter is going to bring. We have a lot of optimism, and we’re looking forward to reporting on those results in October for third quarter.

Thanks again and have a great week. Take care.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

SB Financial Group

Tuesday, July 27, 2021, 11:00 AM Eastern